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                                                                   EXHIBIT 10.51

               [LETTERHEAD OF SYNTHELABO RECHERHE APPEARS HERE]


                                                    Le Plessis-Robinson,
                                                    December 14, 1995

TEXAS BIOTECHNOLOGY CORPORATION
7000 Fannin
Suite 1920
Houston, Texas 77030
(U.S.A.)

Re: Supply of Information regarding Argatroban Studies

Dear Sirs,

This letter will set forth our mutual agreement with respect to future supply of information to Synthelabo relating to certain clinical studies on Argatroban being conducted by Texas Biotechnology Corporation (TBC) on request of Synthelabo Recherche (S.R.), a wholly owned subsidiary of Synthelabo, to whom was entrusted the development of Argatroban by Synthelabo's licensees, i.e. Synthelabo Groupe and Laboratories Synthelabo:

1. CLINICAL TRIAL DATA. Subject to the terms hereof, TBC agrees to provide copies of S.R. of clinical trial data defined as data base plus interim and final reports, relating to TBC's clinical trials known as ARG-911, ARG-107 and ARG-106 (the "TBC Clinical Data"). Specifically, on or before September 30, 1996, TBC will use its commercially reasonable best efforts to provide to S.R. the TBC Clinical Data with respect to ARG-911 on a maximum of three hundred
(300) patients enrolled in TBC's clinical trials being conducted in the United States. This data will be delivered to S.R. in an initial group of thirty-two
(32) patients to be delivered on or before January 31, 1996 along with a report on interim safety data, and thereafter, will be provided in twenty-five (25) patients lots. In addition, TBC will use its commercially reasonable best efforts to provide to S.R. the TBC Clinical Data relating to its ARG-107 and ARG-106 trials on or before December 31, 1996. The parties agree that TBC cannot at this time specify the amount of data or the number of patient to be included in the TBC Clinical Data. The TBC Clinical Data supplied to S.R. hereunder shall be delivered in a format which will be acceptable for registration with European regulatory authorities by S.R. pursuant to a format which will be agreed upon by the parties before the delivery of any such TBC Clinical Data. TBC undertakes to have carried out or to authorize S.R. to have carried out audits of the invstigators premises. Reports of such audits shall be transmitted to S.R. and TBC undertakes to take all appropriate eventual corrective actions as proposed in the audit reports.

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2. PAYMENT. S.R. will pay to TBC (i) USD five hundred thousand ($500,000) on the
   execution of this Agreement; USD *                upon the delivery of the
   TBC Clinical Data relating to both ARG-107 and ARG-106 referenced above;
   (iii) *                per patient for each patient study delivered by TBC
   to S.R. relating to TBC's ARG-911 trial, and (iv) USD *                 for
   the final report of ARG-911 plus USD *                    for each patient
   included in the final report, and provided further that S.R. will not be obligated to pay more than USD two million and five hundred thousand ($2,500,000) in the aggregate to TBC pursuant to the terms of this Agreement. Payments for patient data under subparagraph (iii) above will be made within
   (5) business days of delivery of such data; and such data will be delivered in blocks of at least twenty-five (25) patients.

3. USE OF DATA. S.R. agrees that such data shall be the exclusive property of TBC. S.R. shall keep all such data confidential and not disclose such data to third parties, without the prior consent of TBC, which consent will not be unreasonably withheld or delayed. However, S.R. may disclose, to the extent reasonably required, any such information to their respective subsidiaries and affiliates, and to Mitsubishi Chemical Corporation ("Mitsubishi"), outside testing organizations and governmental authorities to the extent reasonably necessary to obtain governmental registration and marketing approval.

   In addition, each party agrees that the data shall only be used by such party and/or their respective subsidiaries and affiliates in their respective licensed territory (meaning those territories covered by the license received by Synthelabo from Mitsubishi and the sublicense received by TBC from Genentech).

4. PUBLICATION AND PRESENTATIONS. The TBC Clinical Data shall remain the property of TBC. Publications of any data provided hereunder is permissible provided that S.R. will give TBC notice of any such publications and a right to comment on such publication as may be reasonably appropriate. Authorship may be determined by mutual agreement. S.R. shall not use TBC's name without the prior written permission of TBC before the use of such name in connection with any of the data or information supplied hereunder.

5. WARRANTIES. TBC does not make any representations and warranties to S.R. with respect to the validity, safety, efficacy, or other properties of Argatroban or the results of the clinical trials delivered hereby. However, TBC warrants that the TBC clinical trials will be conducted and that the clinical record forms "CFR" will be collected according to United States Good Clinical Practice. TBC is delivering said data free of any representations, warranties or other covenants related thereto except as set forth herein.
- ----------------
* This information has been omitted in reliance on Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

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6. MISCELLANEOUS. This Agreement shall be interpreted, construed and enforced under the laws of the state of Delaware. This Agreement supersedes all prior or contemporaneous written or oral agreements relating to the subject matter hereof, and may be amended only by written instrument executed by the parties hereto.

If the above reflects your understanding, please execute a duplicate original and return one to the undersigned.

                                 SYNTHELABO RECHERCHE



                                        /s/ Mr. H. Guerin
                                 ------------------------------
                                 By:    Mr. H. Guerin
                                 Title: President


                                                          Mr. P. Dupin

                                                               /s/ P. Dupin
                                                          ----------------------
                                                          Corporate Controller

ACCEPTED AND AGREED TO BY:

TEXAS BIOTECHNOLOGY CORPORATION

By:    /s/  Joseph M. Welch    /s/ DBM
       ---------------------------------------
Title: Vice President, Business Development

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